Exhibit 99.1

Tabula Rasa HealthCare Announces Third Quarter 2017 Results

Total Revenue of $33 million, up 38% year over year; Adjusted EBITDA of $4.6 million, up 43% year over year, Positive Net Income for the quarter

MOORESTOWN, N.J., November 6, 2017 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company optimizing medication safety by deploying new medication risk mitigation digital software solutions and novel, proprietary medication decision support tools, today announced its financial results for the third quarter ended September 30, 2017.

“I’m extremely pleased with our performance this quarter both from a financial and operational perspective,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “The momentum we experienced in the first half of the year continued in the third quarter throughout all areas of our business and as a result we are increasing our revenue guidance by two million dollars for the 2017 fiscal year.”

Dr. Knowlton continued, “Our proprietary medication risk stratification engine and medication risk score continue to get recognized as a tool for health plans to better manage medication risk for their members. By the end of the 2017 fiscal year we expect to have run 10 million patients through our engine for a variety of commercial and government sponsored health plan prospects. We plan to continue to use these tools to demonstrate the differentiated nature of our Medication Risk Mitigation platform in order to build our pipeline and, ultimately, we believe this will result in winning new customers within the health plan and PACE markets.”

“I am also very pleased with the progress we have made toward integrating the SinfoníaRx business which we acquired on September 6th. The reaction from our existing customers has been very positive. We continue to believe that the combined company has meaningful cross-selling opportunities that we believe we will be able to capitalize on in the coming years.”

Financial Performance for the Three Months Ended September 30, 2017

All comparisons, unless otherwise noted, are to the three months ended September 30, 2016.

•

Total revenue was $33.3 million, an increase of 38%. Total revenue included product revenue of $24.6 million, an increase of 19%, and service revenue of $8.6 million, an increase of 151%. Product revenue increased as a result of a combination of expansion from existing clients and new clients onboarded this year. The majority of the increase in service revenue resulted from TRHC’s participation in the Enhanced Medication Therapy Management program, sponsored by the Center for Medicare and Medication Innovation, which started on January 1, 2017, as well as the contribution from the SinfoníaRx acquisition which was completed on September 6, 2017.

•

Gross margin was 29.5%, compared to 28.9%. The year over year increase is primarily related to an increase in the service revenue contribution as compared to the third quarter of 2017. Service revenue, which carries a higher gross margin, represented 26% of total revenue for the third quarter of 2017 as compared to 14% for the same period in 2016.

•

Non-GAAP Adjusted EBITDA was $4.6 million, compared to $3.3 million, an increase of 43% compared to a year ago. The increase in Adjusted EBITDA was primarily driven by growth in the business, both in the PACE market and health plan market as well as a contribution from the SinfoníaRx acquisition.

•	Adjusted EBITDA margin was 14.0% in the third quarter of 2017, up slightly from 13.5% in the same period of 2016 and was in line with management’s expectations.
•

Net income of $7.7 million compared to a net loss of $0.1 million in the third quarter of 2016. Net income was positively impacted by the partial reversal of TRHC’s deferred tax asset valuation allowance and recognition of tax windfall benefits which combined had a one-time benefit of $9.4 million in the third quarter. TRHC is no longer incurring expenses related to the restricted stock grants issued in connection with TRHC’s initial public offering.

•

Net income per diluted share was $0.41, compared to net loss per diluted share of $0.08. The net income (loss) per share calculations were based on a diluted share count of 18.6 million for the third quarter of 2017, compared to 10.3 million shares for the same period in 2016.

•	Non-GAAP Adjusted net income per diluted share was $0.08, compared to adjusted net income per diluted share of $0.04.
•

Cash at the end of the third quarter was $5.9 million compared to $4.3 million at December 31, 2016. The increase in cash was due to positive cash flow from operations, which was partially offset by a $1.5 million payment for contingent consideration made in the first quarter of 2017, $2.1 million in payments for payroll taxes remitted to taxing authorities in the second quarter of 2017 on behalf of employees from the net exercise of stock options, and $1.0 million in payments for the repurchase of common stock. TRHC also had $35.0 million drawn on its line of credit, which was used to fund the SinfoníaRx acquisition, at the end of the third quarter.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. Non-GAAP results exclude change in fair value of warrant liability, loss on extinguishment of debt, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and adjustments for the partial reversal of the deferred tax asset valuation allowance and recognition of tax windfall benefits. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Fourth Quarter 2017 Guidance: Revenue for TRHC’s fourth quarter 2017 is expected to be in the range of $37.5 million to $39.5 million. Net income is expected to be in the range of $1.9 million to $2.9 million. Adjusted EBITDA is expected to be in the range of $6.0 million to $7.0 million.

Full Year 2017 Guidance: Revenue for fiscal year 2017 is now expected to be in the range of $128.0 million to $130.0 million. TRHC now expects a net income in the range of $6.5 million to $7.5 million. Net income projections include incremental stock-based compensation expense of approximately $5.2 million related to restricted stock grants issued in connection with TRHC’s initial public offering, which was fully expensed by May 2017 as well as the partial reversal of the valuation allowance and recognition of tax windfall benefits which resulted in tax benefits of $9.4 million. Adjusted EBITDA is still expected to be in the range of $17.5 million to $18.5 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its third quarter 2017 performance today, Monday, November 6, 2017, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 95876057 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until November 13, 2017 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 95876057.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs, and manage risk.  Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payors, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income (loss) plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, loss on extinguishment of debt, change in fair value of acquisition-related contingent consideration expense, change in fair value of warrant liability, acquisition-related expense, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income (loss) attributable to common stockholders before decretion of redeemable convertible preferred stock, fair value adjustments related to the remeasurement of warrant liabilities, loss on extinguishment of debt, fair value adjustments for acquisition-related contingent consideration, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items as well as adjustments for tax benefits related to the partial release of our valuation allowance and recognition of tax windfall benefits expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding the goals and expectations regarding the SinfoníaRx acquisition, the expected financial and operating performance of TRHC following such acquisition and expectations regarding revenues, net income and Adjusted EBITDA. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2017, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2017	2016
Assets	(unaudited)
Current assets:
Cash	$5,939	$4,345
Accounts receivable, net	16,631	6,646
Inventories	2,781	2,911
Rebates receivable	342	312
Prepaid expenses	2,278	869
Other current assets	315	581
Total current assets	28,286	15,664
Property and equipment, net	8,872	6,409
Software development costs, net	4,264	3,350
Goodwill	63,125	21,686
Intangible assets, net	63,347	25,297
Other assets	647	333
Total assets	$168,541	$72,739
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$927	$674
Acquisition-related consideration payable	50	568
Acquisition-related contingent consideration	15,224	1,493
Accounts payable	14,366	6,115
Accrued expenses and other liabilities	8,101	2,159
Total current liabilities	38,668	11,009
Line of credit	35,000	—
Long-term debt	1,019	1,072
Long-term acquisition-related contingent consideration	13,652	1,515
Deferred income tax liability	1,592	832
Other long-term liabilities	2,637	2,205
Total liabilities	92,568	16,633

Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	108,503	91,027
Treasury stock	(959)	—
Accumulated deficit	(31,573)	(34,923)
Total stockholders’ equity	75,973	56,106
Total liabilities and stockholders’ equity	$168,541	$72,739

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$24,621	$20,731	$71,391	$58,732
Service revenue	8,647	3,443	19,222	8,017
Total revenue	33,268	24,174	90,613	66,749
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	18,979	15,951	54,847	44,103
Service cost	4,486	1,232	9,241	3,135
Total cost of revenue	23,465	17,183	64,088	47,238
Gross profit	9,803	6,991	26,525	19,511
Operating expenses:
Research and development	1,527	1,028	4,037	2,878
Sales and marketing	1,325	881	3,869	2,511
General and administrative	4,098	2,053	16,097	5,762
Change in fair value of acquisition-related contingent consideration expense	923	47	960	146
Depreciation and amortization	2,166	1,276	5,730	3,415
Total operating expenses	10,039	5,285	30,693	14,712
Income (loss) from operations	(236)	1,706	(4,168)	4,799
Other (income) expense:
Change in fair value of warrant liability	—	(626)	—	(639)
Interest expense	174	1,242	327	4,250
Loss on extinguishment of debt	—	1,396	—	1,396
Total other expense	174	2,012	327	5,007
Income (loss) before income taxes	(410)	(306)	(4,495)	(208)
Income tax (benefit) expense	(8,105)	(164)	(7,845)	11
Net income (loss)	$7,695	$(142)	$3,350	$(219)
Net income (loss) attributable to common stockholders:
Basic	$7,695	$1,228	$3,350	$1,080
Diluted	$7,695	$(803)	$3,350	$(894)
Net income (loss) per share attributable to common stockholders:
Basic	$0.46	$0.25	$0.20	$0.22
Diluted	$0.41	$(0.08)	$0.18	$(0.09)
Weighted average common shares outstanding:
Basic	16,699,102	4,918,885	16,483,169	4,817,285
Diluted	18,646,031	10,333,723	18,411,800	10,232,050

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$3,350	$(219)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,730	3,415
Amortization of deferred financing costs and debt discount	72	1,255
Payment of imputed interest on debt	—	(3,893)
Deferred taxes	(8,137)	(27)
Stock-based compensation	7,776	481
Change in fair value of warrant liability	—	(639)
Change in fair value of acquisition-related contingent consideration	960	146
Other noncash items	17	—
Loss on extinguishment of debt	—	1,396
Changes in operating assets and liabilities, net of effect from acquisition:
Accounts receivable, net	(1,676)	(1,729)
Inventories	130	(305)
Rebates receivable	(30)	759
Prepaid expenses and other current assets	(169)	(114)
Other assets	(58)	(171)
Accounts payable	29	(191)
Accrued expenses and other liabilities	3,274	340
Other long-term liabilities	432	1,973
Net cash provided by operating activities	11,700	2,477

Cash flows from investing activities:
Purchases of property and equipment	(2,618)	(2,947)
Software development costs	(2,223)	(1,201)
Purchases of intangible assets	—	(29)
Change in restricted cash	—	200
Purchase of businesses, net of cash acquired	(34,452)	(1,000)
Net cash used in investing activities	(39,293)	(4,977)

Cash flows from financing activities:
Payments for repurchase of common stock	(959)	—
Proceeds from exercise of stock options	194	—
Payments for employee taxes for shares withheld	(2,123)	—
Payments for debt financing costs	(220)	(1,521)
Borrowings on line of credit	35,342	6,000
Repayments of line of credit	(342)	—
Payments of acquisition-related consideration	(550)	(180)
Repayment of note payable related to acquisition	—	(14,337)
Payments of initial public offering costs	(132)	(2,191)
Payments of contingent consideration	(1,498)	(1,895)
Proceeds from long-term debt	—	30,000
Repayments of long-term debt	(525)	(13,609)
Net cash provided by financing activities	29,187	2,267
Net increase (decrease) in cash	1,594	(233)
Cash, beginning of period	4,345	2,026
Cash, end of period	$5,939	$1,793

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$7,695	$(142)	$3,350	$(219)
Add:
Change in fair value of warrant liability	—	(626)	—	(639)
Interest expense	174	1,242	327	4,250
Loss on extinguishment of debt	—	1,396	—	1,396
Income tax (benefit) expense	(8,105)	(164)	(7,845)	11
Depreciation and amortization	2,166	1,276	5,730	3,415
Change in fair value of acquisition-related contingent consideration expense	923	47	960	146
Acquisition-related expense	855	—	855	—
Payroll tax expense related to stock option exercises	—	—	95	—
Stock-based compensation expense	939	223	7,776	481
Adjusted EBITDA	$4,647	$3,252	$11,248	$8,841

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net income (loss) per share attributable to common shareholders to Adjusted Diluted EPS
Net income (loss)	$7,695		$(142)		$3,350		$(219)
Decretion of redeemable convertible preferred stock	—		2,641		—		2,439
Undistributed income attributable to redeemable convertible preferred stockholders	—		(1,271)		—		(1,140)
Net income attributable to common stockholders, basic, and net income per share attributable to common stockholders, basic	$7,695	$0.46	$1,228	$0.25	$3,350	$0.20	$1,080	$0.22
Decretion of redeemable convertible preferred stock	—		(2,641)		—		(2,439)
Revaluation of warrant liability, net of tax (1)	—		(661)		—		(675)
Adjustment to undistributed income attributable to redeemable convertible preferred stockholders	—		1,271		—		1,140
GAAP net income (loss) attributable to common stockholders, diluted, and net income (loss) per share attributable to common stockholders, diluted	$7,695	$0.41	$(803)	$(0.08)	$3,350	$0.18	$(894)	$(0.09)
Adjustments:
Loss on extinguishment of debt	—		1,396		—		1,396
Change in fair value of acquisition-related contingent consideration expense	923		47		960		146
Acquistion-related expense	855		—		855		—
Payroll tax expense on stock option exercises	—		—		95		—
Stock-based compensation expense	939		223		7,776		481
Impact to income taxes (1)	(8,963)		(404)		(9,803)		(394)
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$1,449	$0.08	$459	$0.04	$3,233	$0.18	$735	$0.06

(1) The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding	16,699,102	4,918,885	16,483,169	4,817,285
Effect of potential dilutive securities:
Weighted average dilutive effect of stock options	1,235,883	—	1,308,202	—
Weighted average dilutive effect of restricted shares	711,046	—	607,988	—
Weighted average dilutive effect of common shares from warrants	—	—	12,441	—
Dilutive effect from preferred stock and preferred stock warrants assuming conversion at beginning of the year	—	5,414,838	—	5,414,765
Weighted average shares of common stock outstanding, basic and diluted for GAAP	18,646,031	10,333,723	18,411,800	10,232,050
Adjustments:
Weighted average dilutive effect of stock options	—	1,994,389	—	1,983,298
Weighted average dilutive effect of common shares from stock warrants	—	203,486	—	266,501
Weighted average dilutive effect of restricted stock	—	3,221	—	1,081
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	18,646,031	12,534,819	18,411,800	12,482,930

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended December 31, 2017		Year Ended December 31, 2017
Reconciliation of Adjusted EBITDA to net income
Net income	$1.9	$2.9	$6.5	$7.5
Add:
Interest expense	0.5	0.5	0.8	0.8
Income tax benefit	(0.8)	(0.8)	(8.6)	(8.6)
Depreciation and amortization	3.4	3.4	9.1	9.1
Stock-based compensation expense	1.0	1.0	8.8	8.8
Transaction based costs	—	—	0.9	0.9
Adjusted EBITDA	$6.0	$7.0	$17.5	$18.5

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829